Exhibit 10.5

UNITED ROOSEVELT SAVINGS BANK

SPLIT DOLLAR AGREEMENT

THIS SPLIT DOLLAR AGREEMENT (this “Agreement”) is entered into this 11th day of December 2025 with an effective date of December 11, 2025 (the “Effective Date”) by and between United Roosevelt Savings Bank, a state-chartered savings bank located in Carteret, New Jersey (the “Bank”), and David VanSteyn (the “Participant”). This Split Dollar Agreement shall append the Split Dollar Policy Endorsement entered into as of the Effective Date herewith or as subsequently amended by and between the aforementioned parties.

INTRODUCTION

To encourage the Participant to remain an employee or director of the Bank, the Bank is willing to divide the death proceeds of a life insurance Policy on the Participant’s life. The Bank will pay life insurance premiums from its general assets.

AGREEMENT

The Bank and the Participant agree as follows:

ARTICLE 1

General Definitions

The following terms shall have the meanings specified:

“Administrator” means the administrator described in Article 7.

“Insured” means the Participant.

“Insurer” means each life insurance carrier that has a Split Dollar Policy Endorsement attached to this Agreement.

“Participant’s Interest” means the rights of the Participant or his transferee under the Policies as set forth in Section 2.2 of this Agreement.

“Policy” or “Policies” means the specific life insurance policy contract(s) on the life of the Insured issued by the Insurer.

“Split Dollar Policy Agreement” or “Agreement” means this Agreement between the Bank and the Participant.

“Split Dollar Policy Endorsement” means the form required by the Administrator or the Insurer to indicate the Participant’s Interest , if any, in a Policy on the Participant’s life.

“Termination of Service” means the Participant ceasing to be in the employ or service of the Bank for any reason whatsoever, other than by reason of Participant’s death or due to a Bank-approved leave of absence. For purposes of this Split Dollar Agreement, if there is a dispute regarding the status of the Participant’s employment or service (or termination thereof) or the date of the Participant’s Termination of Service, the Bank shall have the sole and absolute right to decide the dispute.

ARTICLE 2

Policy Ownership/Interests

2.1Bank Ownership. The Bank is the sole owner of the Policies and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the Policies to the extent of each Policy’s cash surrender value, if any, plus any death proceeds from the Policies remaining after applying those amounts explicitly assigned to the Participant’s beneficiary(ies) pursuant to Section 2.2 below.

2.2Participant’s Interest. In the case of the Participant’s death during such time that this Split Dollar Agreement shall be in effect, the Participant shall have the right to designate the beneficiary(ies) of the death proceeds with respect to the Policies in the aggregate amount lesser of $50,000 (“Death Benefit”), or the net at risk amount. For this purpose, “net at risk” is equal to the total death proceeds less the cash value of the policy. Notwithstanding the above, in the event the Participant shall incur a Termination of Service prior to attainment of age sixty-five (65), except in the event of a change in control, this Agreement shall terminate and no benefit shall be payable hereunder. The amount of the Death Benefit set forth in this Section 2.2 that may be payable upon the death of the Participant is hereinafter referred to as the Participant’s Interest.

Subject to the terms of this Split Dollar Agreement, including but not limited to the Bank’s right to terminate this Split Dollar Agreement under Section 8.8, the Bank hereby endorses the Participant’s Interest to the Participant and agrees to execute any other or further documents that may be required to effectuate this Split Dollar Agreement. The Participant shall have the right to designate in writing the beneficiary of such Participant’s Interest on such forms as are provided by the Bank and maintained by the Bank (“Beneficiary Designation Form”). The Participant shall also have the right to elect and change such designated beneficiaries from time to time by filing an updated Beneficiary Designation Form with the Bank. In the absence of a properly executed and delivered Beneficiary Designation Form, the beneficiaries of the Participant’s Interest shall be the Participant’s surviving spouse, if any, and otherwise, the Participant’s estate. However, neither the Participant nor the Participant’s beneficiary shall have any rights or interests in the Policies with respect to any portion of the Death Benefit designated in this Section 2.2 in the event of the Participant’s Termination of Service prior to attainment of age sixty-five (65).

2.3Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control, this Agreement shall continue as if the Employee had continued employment to age sixty-five (65).  For this purpose, Change in Control shall have the meaning ascribed to the term in the Employee’s Employment Agreement.  If no such Employment Agreement exists, then Change in Control shall mean: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 50% or more of the total voting power represented by the Bank’s then outstanding voting securities pursuant to a transaction or a series of related transactions of which the Board does not approve; (ii) a merger or consolidation of the Bank, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Bank or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Bank approve an agreement for the sale or disposition by the Bank of all or substantially all of the Bank’s assets.

2.4Suicide or Misstatement. No benefits shall be payable if the Participant commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage (a) for material misstatements of fact made by the Participant on any application for life insurance purchased by the Bank, or (b) for any other reason; provided, however that the Bank shall evaluate the reason for the denial , and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

ARTICLE3

Premiums

3.1Premium Payment. The Bank shall pay any premiums due on the Policies so long as the Bank chooses to maintain the Policies in force.

3.2Economic Benefit. The Bank, or its agent, shall determine the economic benefit attributable to the Participant with respect to the Participant’s Interest based on the amount of the current term rate for the Participant’s age multiplied by the aggregate Death Benefit payable to the Participant’s beneficiary. The “current term rate” is the minimum amount required to be imputed under guidance published pursuant to Treasury Regulation§ l.61-22(d), or any subsequent applicable authority.

3.3Imputed Income. The Bank shall report the economic benefit of the Participant’s Interest under this Agreement to the Participant on an annual basis on IRS Form W-2 or 1099, as applicable.

ARTICLE4

Assignment

Except as otherwise provided herein, the Participant may assign without consideration all of the Participant’s Interests in the Policies and in this Agreement to any person, entity or trust. In the event the Participant transfers all of the Participant’s Interest in the Policies, then all of the Participant’s Interest in the Policies and in the Agreement shall be vested in the Participant’s transferee, who shall be substituted as a party hereunder and the Participant shall have no further interest in the Policies or in this Agreement.

ARTICLE 5

Insurer

The Insurers shall be bound only by the terms of the Policies. Any payments the Insurer makes or actions it takes in accordance with the Policies shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

ARTICLE 6

Claims and Review Procedures

6.1Claims Procedure. Any person or entity who has not received benefits under the Agreement that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows:

(a)Initiation - Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.

(b)Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(c)Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,
(ii)	A reference to the specific provisions of the Agreement on which the denial is based,
(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(iv)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and
(v)

A statement of the claimant’s right to bring a civil action under the Employee Retirement Income Security Act of 1974 (“ERISA”) Section 502(a) following an adverse benefit determination on review, if applicable.

6.2Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

(a)Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Administrator a written request for review.

(b)Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(e)Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,
(ii)	A reference to the specific provisions of the Agreement on which the denial is based,
(iii)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a), if applicable.

ARTICLE 7

Administration of Agreement

7.1Administrator Duties. This Split Dollar Agreement shall be administered by an Administrator, which shall consist of the Bank’s board of directors or such committee as the board shall appoint. The Participant may be a member of the Administrator. The Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Split Dollar Agreement and (b) decide or resolve any and all questions, including interpretations of this Split Dollar Agreement, as may arise in connection with the Split Dollar Agreement.

7.2Agents. In the administration of this Split Dollar Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Split Dollar Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Split Dollar Agreement.

7.4Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Split Dollar Agreement, except in the case of willful misconduct by the Administrator or any of its members .

7.5Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the death or Termination of Service of the Participant and such other pertinent information as the Administrator may reasonably require.

ARTICLE 8

Miscellaneous

8.1Binding Effect. This Split Dollar Agreement shall bind the Participant and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2No Guarantee of Employment or Continued Service. This Split Dollar Agreement is not an employment or service contract. It does not give the Participant the right to remain in the employ or service of the Bank, nor does it interfere with the Bank’s right to discharge the Participant or terminate his or her service to the Bank. It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.

8.3Applicable Law. This Split Dollar Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of New Jersey, except to the extent preempted by the laws of the United States of America. Notwithstanding anything herein to the contrary, any payments made to the Participant or beneficiaries pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and the Federal Deposit Insurance Corporation (“FDIC”) Regulations at 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments, promulgated thereunder.

8.4Entire Agreement. This Split Dollar Agreement (and any related Beneficiary Designation Form and Split Dollar Policy Endorsements) constitutes the entire agreement between the Bank and the Participant concerning the subject matter hereof. No rights are granted to the Participant under this Split Dollar Agreement other than those specifically set forth herein.

8.5Severability. If for any reason any provision of this Split Dollar Agreement is held invalid, such invalidity shall not affect any other provision of this Split Dollar Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with la w. If any provision of this Split Dollar Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Split Dollar Agreement shall continue in full force and effect to the full extent consistent with law.

8.6Headings. Section headings are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Split Dollar Agreement.

8.7Notices. All notices, requests , demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice: (a) if to the Bank, to the Board of Directors, 11-15 Cooke Avenue, Carteret, New Jersey 07008-2699 and (b) if to the Participant, to the address of the Participant on the Bank’s records, and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

8.8Amendment and Termination. This Split Dollar Agreement shall terminate upon the occurrence of any one of the following:

(a)voluntary or involuntary termination of employment or service with the Bank prior to the Participant’s attainment of age sixty-five (65), or

(b)surrender, lapse, or other termination of the Policy by the Bank, which the Bank reserves the absolute right to do,

(c)cessation of the Bank’s business, which is not continued by the Bank’s successor, if any,

(d)written notice of termination of the Agreement by either of the Bank or the Participant,

(e)bankruptcy, receivership, or dissolution of the Bank, or

(f)distribution of the Death Benefit in accordance with Section 2.2 above.

If this Split Dollar Agreement is terminated, the Bank may in its sole discretion retain or terminate the Policy.

8.9Successors. By an assumption agreement in form and substance satisfactory to the Participant, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Split Dollar Agreement in the same manner and to the same extent that the Bank would be required to perform this Split Dollar Agreement if no succession had occurred.

IN WITNESS WHEREOF, the parties have executed this Split Dollar Agreement as of the day and year first above written.

BANK:
PARTICIPANT:	UNITED ROOSEVELT SAVINGS BANK

/s/ David Van Steyn	By:	/s/ Amanda J. D’Alessio
David Van Steyn
	Name:	Amanda J. D’Alessio

	Title:	Corporate Secretary